UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2009

AUSTRALIAN OIL & GAS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26721	84-1379164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 21, 500 Collins Street
Melbourne, Victoria 3000
Australia
Registrant’s telephone number, including area code:      (61-3) 8610 4700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 - Disposition of Assets

SALE OF AC/P33 (VULCAN JOINT VENTURE)

Our wholly owned subsidiary, Vulcan Australia Pty Ltd (“Vulcan”) has agreed to sell its 7.5% interest in an Australian offshore petroleum exploration permit AC/P33 (“Permit”) to a wholly-owned subsidiary of PTT Exploration and Production Public Company Limited (“PTTEP”), a major Thailand petroleum exploration and production company.

Vulcan previously entered into a farmout agreement in relation to AC/P33 with South Australian based oil explorer and producer, Stuart Petroleum (Offshore) Pty Ltd (“Stuart”), who became the Operator and 50% interest holder in permit AC/P33. Our interest, as a result, reduced to 7.5%.  Permit AC/P33 is located approximately 700 kilometres west of Darwin in the Australian-administered section of the Timor Sea.

As farminee, Stuart contracted a rig with Songa Offshore in Stuart’s own name only.  The AC/P33 farmors (“Farmors”), including Vulcan, have no legal commitment to the rig owner.  The appraisal well is estimated to cost in the range of US$30 – US$40 million.

Stuart recently entered into negotiations to sell their 50% interest to PTTEP Australasia (Ashmore Cartier) Pty Ltd (PTTEP AAA), a subsidiary of a major Thailand petroleum exploration and production company, PTTEP.  PTTEP AAA made it plain they sought ownership of 100% of AC/P33.

The AC/P33 Farmors, including Vulcan, concluded that the best outcome was to negotiate for a complete exit from the permit.  Vulcan expects to recover not less than US$4,125,000 for its 7.5% interest.

Vulcan considers this to be a disappointing outcome, but, in the circumstances, an outright sale to PTTEP AAA is seen as an acceptable outcome.

The transaction with PTTEP AAA is subject to conditions precedent, which include, inter alia, Australian Foreign Investment Review Board (FIRB) and the usual Australian government consents and approvals.

In the meantime, for the transaction to proceed, certain conditions must be met, including approval and registration of the dealing by the Designated Authority of the Australian government for such matters.

Completion will not occur until all necessary consents are obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUSTRALIAN OIL & GAS CORPORATION

Date: 26 October 2009	By:	/s/ E. Geoffrey Albers
E. Geoffrey Albers
President